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                                                                    EXHIBIT 99.1


                       PEGASUS COMMUNICATIONS CORPORATION
              COMPLETES EXCHANGE OFFER FOR SERIES A PREFERRED STOCK

BALA CYNWYD, PA, February 26, 2001 - Pegasus Communications Corporation (NASDAQ:
PGTV) announced today that, in connection with its holding company reorganization, its previously announced exchange offer ("Exchange Offer") to issue shares of a newly issued series of preferred stock for the Series A Preferred Stock of its new holding company expired at 5:00 p.m. New York City time on February 21, 2001. At the time of expiration, all outstanding shares of Series A Preferred Stock had been tendered pursuant to the offer.

In the reorganization, which Pegasus announced separately today, the company that formerly operated under the name Pegasus Communications Corporation changed its name to Pegasus Satellite Communications, Inc. ("Pegasus Satellite") and became a subsidiary of the new holding company (the "New Holding Company") that assumed the name Pegasus Communications Corporation. In the reorganization, all of the capital stock of Pegasus Satellite was exchanged for shares of the New Holding Company. In the Exchange Offer, Pegasus Satellite offered to exchange a new series of its preferred stock for the New Holding Company's Series A Preferred Stock. The terms of the new series are identical to those of the existing series.

The securities offered in the Exchange Offer were not registered under the Securities Act of 1933 and may not be offered or sold in the United States without registration or an applicable exemption from registration requirements.

About Pegasus

Pegasus Communications Corporation (www.pgtv.com) is one of the fastest growing media companies in the United States and serves approximately 1.4 million DBS subscribers in 41 states. Pegasus is the tenth largest multichannel video provider in the United States and the only publicly traded cable, satellite TV or Internet services company exclusively focused on providing services to rural and under served areas. Through agreements with Liberate Technologies, Genuity, Hughes Network Systems and other companies, Pegasus is expanding the array of advanced digital products and services it offers through the more than 3,500 independent retailers in the Pegasus Retail Network to include interactive television, narrow band TV centric Internet access and broadband Internet access to TV's, PC's and other Internet access appliances.


Safe Harbor

Certain matters contained in this news release concerning the business outlook, which are not historical facts in this press release are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995, and will be considered forward looking statements. Such forward looking statements may be identified with words such as "we expect," "we predict," "we believe," "we project," "we anticipate" and similar expressions. Pegasus' actual results may differ materially from those expressed or indicated by forward-looking statements. There can be no assurance that these future events will occur as anticipated or that the Company's results will be as estimated. Factors which can affect the Company's performance are described in the Company's filings with the Securities and Exchange Commission.


For further information, please contact:

Yolanda Robins                                    Jeff Majtyka
Pegasus Communications Corporation                Brainerd Communications, Inc.
(610) 934-7030                                    (212) 986-6667
yrobins@pgtv.com                                  majtyka@braincomm.com